Exhibit 99

#16V – April 18, 2013	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2013 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter that ended March 31, 2013.

First Quarter Highlights

•	First quarter 2013 GAAP earnings per diluted share were $.47, compared with $.42 in 2012.

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First quarter 2013 GAAP results include $.03 per diluted share in after-tax charges related to previously announced restructuring activities and the impact of currency devaluation on operations in Venezuela. First quarter 2012 GAAP results included a $.10 per diluted share charge related to restructuring activities and acquisition-related expenses.

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Base net income attributable to Sonoco (base earnings) for first quarter 2013 was $.50 per diluted share, compared with $.52 in 2012. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided first quarter base earnings guidance of $.50 to $.54 per diluted share.

•	First quarter 2013 net sales were $1.18 billion, down 3 percent, compared with $1.21 billion in 2012.

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Cash flow from operations reached a first quarter record of $136.3 million, compared with $97.5 million in 2012. Free cash flow for the first quarter was also a record $50.7 million, compared with $25.1 million in 2012. (Free cash flow is defined as cash flow from operations minus net capital expenditures and dividends.)

•	As a result of the Company’s accounting calendar, the first quarter of 2013 included 90 days, two fewer than the same period in 2012.

Earnings Guidance Update

•	Second quarter 2013 base earnings are expected to be $.56 to $.60 per diluted share.

•	Guidance for full-year 2013 base earnings is updated to $2.26 to $2.32 per diluted share.

•	Free cash flow projection is increased to approximately $150 million.

First Quarter Review

Commenting on the Company’s first quarter results, Sonoco President and Chief Executive Officer Jack Sanders, said, “While base earnings for the first quarter were within our guidance, they were off 4 percent from 2012 due to challenging economic conditions and some operating inefficiencies. Base earnings were negatively impacted by lower volume and higher maintenance, labor, pension and other expenses. Productivity improvements, which were below our historical average, and a slightly positive price/cost relationship only partially offset these negative factors.”

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1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

Sonoco Reports First Quarter 2013 Results – page 2

“Operating profits from our Paper and Industrial Converted Products segment declined 4 percent in the first quarter. Negative factors contributing to the decline included higher than anticipated maintenance, labor and other expenses associated with paper mill repair outages and lower volume. These factors were partially offset by a positive price/cost relationship and modest productivity gains.”

“Our Protective Solutions segment reported a 22 percent improvement in operating profits during the first quarter due primarily to synergies and productivity improvements. Improved volume in the segment’s molded foam and temperature-assurance businesses was more than offset by lower retail security business.”

“Operating profits in our Consumer Packaging segment declined 15 percent during the quarter as we continued to experience weakness in many packaged food categories, which was partially responsible for driving volumes lower in nearly all of our packaging businesses. In addition, we recognized a negative LIFO inventory adjustment and experienced a negative price/cost relationship stemming from higher resin and other raw material costs. These negative factors were only partially offset by modest productivity improvements. Operating profits from our Display and Packaging segment were essentially flat for the quarter as slightly positive volume and a positive price/cost relationship were offset by higher costs.”

GAAP net income attributable to Sonoco in the first quarter was $48.1 million, or $.47 per diluted share, compared with $43.1 million, or $.42 per diluted share, in 2012. Base earnings were $51.7 million, or $.50 per diluted share, in the first quarter, compared with $53.8 million, or $.52 per diluted share, in 2012. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

First quarter base earnings excluded after-tax charges of $3.6 million, or $.03 per diluted share, stemming from previously announced restructuring activities and the impact of a currency devaluation in Venezuela. Items excluded from base earnings in the 2012 first quarter totaled $10.8 million, after tax, or $.10 per diluted share, for restructuring expenses and impairment charges, including the closure of a paper mill in Germany and plastics operations in Canada and the United States. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the first quarter were $1.18 billion, compared with $1.21 billion in the same period in 2012. This 3 percent decline was driven by lower volume and selling prices in both Consumer Packaging and, to a somewhat lesser extent, Paper and Industrial Converted Products. These declines were partially offset by volume improvement and sales price gains in the Company’s Display and Packaging and Protective Solutions segments.

Gross profits were $206 million in the first quarter of 2013, compared with $217 million in the same period in 2012. Gross profit as a percent of sales was 17.4 percent, compared with 17.9 percent in the same period in 2012. The decline in total gross profits was due to lower volume, a negative LIFO inventory adjustment, and higher maintenance, labor and other costs, partially offset by productivity improvements. The Company’s first quarter selling, general and administrative expenses declined 2 percent to $120 million, but remained flat as a percentage of sales due to lower revenues.

Cash generated from operations in the first quarter was $136.3 million, up 40 percent, compared with $97.5 million in the same period in 2012. Operating cash flow increased during the quarter due largely to lower pension

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Sonoco Reports First Quarter 2013 Results – page 3

and other benefit plan contributions and changes in working capital. Capital expenditures, net of proceeds, and cash dividends were $55 million and $30 million, respectively, compared with $43 million and $29 million, respectively, during the same period in 2012. Cash and cash equivalents as of the end of the first quarter were $163.5 million, compared with $373.1 million at year-end 2012.

At the end of the first quarter of 2013, total debt was approximately $1.11 billion, a $258 million reduction from the Company’s year-end total of $1.37 billion. During the first quarter, the Company received $254 million of repatriated accumulated offshore cash, $135 million of which was used to pay off a term loan issued in November 2011. The remainder was used to pay down commercial paper and/or fund the normal cash needs of the Company. Commercial paper outstanding was $23 million at the end of the quarter compared with $152 million at December 31, 2012. The Company’s debt-to-total capital ratio was 42.3 percent at end of the first quarter, compared with 47.7 percent at the end of 2012.

Corporate

Net interest expense for the first quarter of 2013 decreased to $14.3 million, compared with $15.4 million during the same period in 2012. The decrease was due to lower year-over-year debt levels. The effective tax rate on both GAAP and base earnings for the first quarter of 2013 was 31.6 percent, compared with 34.5 percent and 33.7 percent, respectively, for the same period in 2012. In each case, the lower rate is largely attributable to year-over-year changes in the accrual for uncertain tax positions. The current quarter’s effective rate on base earnings is somewhat lower than what is expected for the year as a whole due to discrete items included in the current period.

Second Quarter and Full-Year 2013 Outlook

Sonoco expects second quarter 2013 base earnings to be in the range of $.56 to $.60 per diluted share. The Company’s second quarter 2012 base earnings were $.58 per diluted share. Annual base earnings per diluted share are expected to be in the range of $2.26 to $2.32. Projections for free cash flow are raised to approximately $150 million, compared with previous guidance of $130 million in anticipation of a federal incentive related to the Hartsville biomass boiler project. The Company’s base earnings guidance assumes modest volume growth, productivity improvements and a slightly positive price/cost relationship. Partially offsetting these improvements are several negative items, including higher year-over-year pension expenses. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the global economy and fluctuating raw material prices and other costs, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We expect a steadily improving operating environment in the second quarter and remainder of 2013. One-time operational issues have been addressed and we are focused on quickly commercializing recently won business. In addition, we expect to begin benefiting from announced price increases in our Industrial, Consumer Packaging and Protective Solutions businesses to offset higher operating and raw material costs. Finally, we will continue to aggressively implement contingency plans focused on reducing costs in all of our businesses to further improve margins and free cash flow.”

Segment Review

Sonoco reports its financial results in four operating segments: Paper and Industrial Converted Products, Protective Solutions, Consumer Packaging, and Display and Packaging. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports First Quarter 2013 Results – page 4

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

First quarter 2013 sales for the segment were $454 million, compared with $464 million in 2012. Segment operating profit was $31.0 million in the first quarter, compared with $32.3 million in 2012.

Sales declined 2 percent in the first quarter due primarily to lower volume stemming from the wind down of recycling operations in Europe. Operating profits declined 4 percent year over year as a positive price/cost relationship and modest productivity gains were more than offset by lower volume and higher maintenance, labor, pension and other costs.

Protective Solutions

The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; temperature-assurance packaging; and retail security packaging.

First quarter 2013 sales were $142 million, compared with $138 million in the first quarter of 2012. Operating profit for the first quarter was $8.5 million, compared with $7.0 million in the first quarter of 2012.

The year-over-year improvement in this segment’s quarterly sales was due to increased volume in the Company’s expanded foam and temperature-assurance packaging businesses, partially offset by lower retail security packaging sales. Operating profits for the segment increased 22 percent due primarily to synergies and strong productivity gains.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

First quarter 2013 sales for the segment were $463 million, compared with $496 million in 2012. Segment operating profit was $42.3 million in the first quarter, compared with $50.1 million in the same quarter of 2012.

The decline in sales was due primarily to lower volume and selling prices. Segment operating profit declined 15 percent as modest productivity improvements were unable to offset negative volume, a negative price cost/relationship, the negative impact of LIFO inventory adjustments and higher maintenance, labor, pension and other expenses.

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Sonoco Reports First Quarter 2013 Results – page 5

Display and Packaging

The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

First quarter 2013 sales for this segment were $120 million, compared with $115 million in 2012. Segment operating profit was $4.7 million in the quarter, compared with $4.8 million in the same quarter of 2012.

Sales increased 4 percent from last year’s first quarter, much of it coming on lower margin volume growth primarily in international contract packaging activities. Quarterly operating profit for the segment was essentially flat year over year as productivity improvements were offset by higher labor and other costs.

Conference Call Webcast

Sonoco will host its regular quarterly conference call today, Thursday, April 18, 2013, at 11 a.m. ET, to review its first quarter 2013 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 93907882. The archived call will be available through April 28, 2013. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 19,900 employees working in 347 operations in 34 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2012/2013 Dow Jones Sustainability World Index. For more information on the Company, visit our website at sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would,” “aspires,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, realization of synergies resulting from acquisitions, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans and creation of long-term value for shareholders.

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Sonoco Reports First Quarter 2013 Results – page 6

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or its suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Sonoco Reports First Quarter 2013 Results – page 7

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 31, 2013	April 1, 2012

Net sales	$1,179,213	$1,212,370
Cost of sales	973,497	995,509

Gross profit	205,716	216,861
Selling, general and administrative expenses	120,011	122,806
Restructuring/Asset impairment charges	4,289	15,212

Income before interest and income taxes	$81,416	$78,843
Net interest expense	14,268	15,421

Income before income taxes and equity earnings of affiliates	67,148	63,422
Provision for income taxes	21,252	21,897

Income before equity in earnings of affiliates	45,896	41,525
Equity in earnings of affiliates, net of tax	1,897	1,387

Net income	47,793	42,912
Net loss attributable to noncontrolling interests	346	156

Net income attributable to Sonoco	$48,139	$43,068

Weighted average common shares outstanding – diluted	102,814	102,600

Diluted earnings per common share	$0.47	$0.42

Dividends per common share	$0.30	$0.29

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Sonoco Reports First Quarter 2013 Results – page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED
	March 31, 2013	April 1, 2012

Net sales
Consumer Packaging	$463,300	$495,766
Paper and Industrial Converted Products	454,207	463,610
Display and Packaging	119,875	114,905
Protective Solutions	141,831	138,089

Consolidated	$1,179,213	$1,212,370

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$42,340	$50,080
Paper and Industrial Converted Products	31,004	32,304
Display and Packaging	4,705	4,842
Protective Solutions	8,522	7,005
Restructuring/Asset impairment charges	(4,289)	(15,212)
Other non-base charges	(866)	(176)

Consolidated	$81,416	$78,843

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED
	March 31, 2013	April 1, 2012

Net income	$47,793	$42,912
Asset impairment charges	1,043	3,756
Depreciation, depletion and amortization	47,231	51,230
Fox River environmental reserves	(1,017)	(226)
Pension and postretirement plan expense/contributions	(1,771)	(38,080)
Changes in working capital	(2,087)	(14,413)
Other operating activity	45,132	52,297

Net cash provided by operating activities	136,324	97,476

Purchase of property, plant and equipment, net *	(55,293)	(43,174)
Cost of acquisitions, exclusive of cash	—	(503)
Net debt repayments	(258,328)	(36,085)
Cash dividends	(30,303)	(29,165)
Other, including effects of exchange rates on cash	(2,034)	12,028

Net increase in cash and cash equivalents	(209,634)	577
Cash and cash equivalents at beginning of period	373,084	175,523

Cash and cash equivalents at end of period	$163,450	$176,100

*	Prior year’s data have been reclassified to conform to the current year’s presentation

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Sonoco Reports First Quarter 2013 Results – page 9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31, 2013	Dec. 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$163,450	$373,084
Trade accounts receivable, net of allowances	644,995	619,761
Other receivables	28,248	36,311
Inventories	395,487	383,272
Prepaid expenses and deferred income taxes	57,775	87,468

	1,289,955	1,499,896
Property, plant and equipment, net	1,041,529	1,034,906
Goodwill	1,103,963	1,110,505
Other intangible assets, net	268,902	276,809
Other assets	244,773	253,949

	$3,949,122	$4,176,065

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$780,884	$764,322
Notes payable and current portion of long-term debt	167,010	273,608
Income taxes payable	12,113	6,305

	$960,007	$1,044,235
Long-term debt, net of current portion	947,568	1,099,454
Pension and other postretirement benefits	453,963	461,881
Deferred income taxes and other	64,420	67,281
Total equity	1,523,164	1,503,214

	$3,949,122	$4,176,065

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports First Quarter 2013 Results – page 10

		Non-GAAP Adjustments
Three Months Ended March 31, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$81,416	$4,289	$866	$86,571
Interest expense, net	$14,268	$—	$—	$14,268

Income before income taxes	$67,148	$4,289	$866	$72,303
Provision for income taxes	$21,252	$1,283	$295	$22,830

Income before equity in earnings of affiliates	$45,896	$3,006	$571	$49,473
Equity in earnings of affiliates, net of taxes	$1,897	$—	$—	$1,897

Net income	$47,793	$3,006	$571	$51,370
Net loss attributable to noncontrolling interests	$346	$27	$—	$373

Net income attributable to Sonoco	$48,139	$3,033	$571	$51,743

Per Diluted Share	$0.47	$0.02	$0.01	$0.50

		Non-GAAP Adjustments
Three Months Ended April 1, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$78,843	$15,212	$176	$94,231
Interest expense, net	$15,421	$—	$—	$15,421

Income before income taxes	$63,422	$15,212	$176	$78,810
Provision for income taxes	$21,897	$4,591	$63	$26,551

Income before equity in earnings of affiliates	$41,525	$10,621	$113	$52,259
Equity in earnings of affiliates, net of taxes	$1,387	$—	$—	$1,387

Net income	$42,912	$10,621	$113	$53,646
Net loss attributable to noncontrolling interests	$156	$30	$—	$186

Net income attributable to Sonoco	$43,068	$10,651	$113	$53,832

Per Diluted Share	$0.42	$0.10	$0.00	$0.52

(1)

Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

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